MarketWise Reports Net Revenue of $81.3 Million and Net Income of $17.9 Million for Third Quarter 2025; Third Quarter Billings Increased 30% YoY; Announced Quarterly and Special Dividend Totaling $0.40 per Class A Share, for Total FY 2025 Dividends of $1.90 Per Share, or a 13% Cash Yield; Provides Preliminary Targets for FY 2026, Including a 50% Planned Increase in CFFO

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for third quarter 2025.(1)
Third Quarter 2025 Highlights(1)(2)
•Total net revenue was $81.3 million in the third quarter 2025 (2)
▪Total Billings were $63.7 million in third quarter 2025, a year-over-year increase of 30%
▪Net income was $17.9 million in third quarter 2025
▪Cash from Operating Activities for third quarter 2025 improved $8.0 million compared to third quarter 2024. On a year to date basis, CFFO improved by $49.9 million compared to the first nine months of 2024.
▪Cash and cash equivalents were $50.5 million as of September 30, 2025, and no debt outstanding. Cash balances were $65.5 million at the end of October.
▪Announced on October 30, 2025 quarterly and special dividend totaling $0.40 per Class A share
▪Shares repurchased year to date under the buyback program total $2.9 million at an average price per share of approximately $16
▪Strong results for October 2025 with Billings of approximately $32 million, which is the highest monthly total in nearly 2 years
(1)    All quarterly results reported herein are unaudited.
(2)    Net Revenue (a GAAP measure) represents Billings that are recognized over the term of the subscription, which can be multiple years. Billings are amounts invoiced to customers in the period and is thus indicative of the current operating environment and demand for our products.

“Our strategy is working, as evidenced by our strong financial results for the quarter,” said MarketWise CEO Dr. David Eifrig, “with Billings increasing 30% year over year and 9% higher than last quarter.”
Eifrig continued, “A bit over a year ago we made the decision to increase the prices we charge on many of our investment research products. The decision to increase prices was based on our belief that our customers would be willing to spend more for high-quality, trustworthy investment research that empowers, educates, and enriches. It was also our belief that higher prices would attract more serious investors, that if we served well, would renew and remain with us over time. We are pleased with the trends to date.”
“More specifically, this shift in our business model has resulted in higher revenue per user and better overall margins. As a result, paid subscriber totals have become a less meaningful driver given our focus on efficient growth, renewal efforts, and maximizing life-time values. As we continue to execute on our strategy, however, we expect to achieve growth in our paid subscriber total while maintaining reasonable prices, and we are starting to see stabilization of the paid subscriber total as customer acquisition is now nearly offsetting customer churn.”

“Regarding our FY 2025 guidance, the momentum in the business has continued into the fourth quarter. As such, we expect we will achieve or beat our FY 2025 Billings and CFFO targets we set at the beginning of the year. As a reminder, the timing of product launches and marketing campaigns can have a significant impact on results and cash balances from one quarter to another. Thus, we believe it is more informative to view the results and trends of the business across a few quarters or on a full year basis.”
Eifrig concluded, “Finally, strategic planning for FY 2026 is well underway. I am excited about our plans which will bring high-quality investing ideas and tools to our customers at a dynamic and volatile time for markets. I believe our focus on delivering high-quality products to our customers, in an efficient manner, will drive both top line growth and margin expansion next year as reflected in the FY 2026 preliminary targets we are providing today. Further, we intend to continue our disciplined approach to capital allocation with a mix of dividends, opportunistic buybacks, and prudent investments in our business. We look forward to providing additional updates in the near future.”

Our summary results and selected financial data are as follows:

(Unaudited, in millions, except per share data or otherwise noted)	3Q 2024	4Q 2024	1Q 2025	2Q 2025	3Q 2025	TTM 3Q 2025
Paid Subscribers (in thousands)	592	506	473	394	379	N/M
Total net revenue	$97.2	$97.5	$83.5	$80.0	$81.3	$342.2
New "Marketing" Billings (1)	$32.3	$37.0	$51.3	$41.6	$48.7	$178.6
Net "Renewal" Billings (2)	$15.7	$16.0	$18.3	$15.4	$14.1	$63.9
Other Billings (3)	$0.9	$2.4	$0.8	$1.2	$0.8	$5.2
Total Billings	$48.9	$55.4	$70.5	$58.2	$63.7	$247.7
ARPU (in dollars)	$417	$394	$419	$474	$566	$566
Net income	$22.7	$26.4	$16.8	$15.3	$17.9	$76.5
CFFO (4)	$(5.8)	$6.0	$1.7	$17.8	$2.2	$27.7
Adjusted CFFO	$(5.8)	$6.0	$1.7	$17.8	$2.2	$27.7
Free Cash Flow	$(5.9)	$6.1	$1.5	$17.5	$1.7	$26.8
EBITDA	$23.2	$26.8	$17.5	$15.7	$18.9	$78.9

Earnings per share - basic	$0.88	$1.09	$0.43	$0.55	$0.60	$2.67
Earnings per share - diluted	$0.87	$1.08	$0.41	$0.53	$0.58	$2.60

Regular dividends per Class A share (5)	$0.20	$0.20	$0.20	$0.20	$0.20	$0.80
Special dividends per Class A share (5)	$—	$—	$0.60	$0.10	$0.20	$0.90
Total dividends per Class A share (5)	$0.20	$0.20	$0.80	$0.30	$0.40	$1.70

Class A Shares (6)	2.0	2.0	2.3	2.4	2.5	2.3
Class B Shares (6)	14.0	14.0	13.7	13.6	13.6	13.7
Total Shares (6)	16.0	16.0	16.1	16.0	16.1	16.0

(1) Includes billings from all new subscription sales to new and existing subscribers.
(2) Includes billings attributable to renewal and maintenance fee payments. Excludes Membership sales.
(3) Includes primarily billings from Revenue Share, Advertising, and Conferences.
(4) CFFO will fluctuate from quarter to quarter based on inherent variability in our business (2Q and 4Q tend to be higher; 1Q and 3Q, lower). CFFO can also be impacted by timing of product launches, marketing campaigns and discreet working capital items.

(5) Dividends prior to April 2, 2025 have been retroactively adjusted to give effect to the 1-for-20 reverse stock split. Does not include the regular or special dividends totaling $0.40 declared on October 30, 2025. See dividend guidance in the “Full Year 2025 Targets” section below.

(6) Excludes Management and Sponsor Earnout Shares. Amount in the TTM 3Q 2025 column is the average of the last four quarters
N/M - Not Meaningful

Selected Operational and Financial Supplemental Information
In addition to the tabular data included above, we are providing additional information below to provide further context on results and trends.

Paid Subscribers
Over the past several quarters, our Paid Subscriber base has been in decline as a result of the aforementioned pivot in pricing strategy as well as elevated customer churn following the transition of the Legacy Research business. However, as seen in the chart below, during 3Q 2025, and continuing into October 2025, we are beginning to see stabilization of the Paid Subscriber base as customer acquisition is largely offsetting customer churn. We are focused on increasing our overall Paid Subscriber base while maintaining reasonable pricing.

Paid Subscribers (in Ks)
683
645
592
506
473
394
379
Q1 '24
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
Q3 '25

While total Paid Subscribers have declined in recent quarters, ARPU has increased meaningfully, which has resulted in the overall increase in Billings. As further mentioned above, the decline in Paid Subscribers is partially due to a shift in pricing strategy in mid-2024 which resulted in a favorable mix shift and acceptable attrition within our customer base. For example, High/Ultra High Value customer represented approximately 50% of our customers in mid-2024 and represent over 60% of our customer mix at 3Q 2025. Similarly, the percentage of lower value subscribers has declined over the same period.

Billings
After several quarters of Billings declines, the Company experienced an inflection point in 4Q 2024 with a return to sequential Billings growth. Other than the favorable spike in Billings in 1Q 2025, Billings have continued a steady ramp with 3Q 2025 Billings representing a 30% increase YoY. We expect this sequential growth in Billings to continue into 4Q 2025.

Cash from Operating Activities
Cash from Operating Activities (“CFFO”) was $2.2 million for 3Q 2025, which was an improvement of $8.0 million compared to 3Q 2024. CFFO for the nine months ended September 30, 2025 was $21.7 million or an improvement of $49.9 million compared to the same period of prior year. Note that CFFO for 3Q 2025 was impacted by IT expenditures of approximately $5.8 million and are recorded in prepaid assets. These prepaid IT expenditures will benefit and enhance IT functionality in future periods.
Based on the nature of our business, CFFO will fluctuate from quarter to quarter. Specifically, 2Q and 4Q tend to have higher CFFO while 1Q and 3Q tend to have lower CFFO. The amount of CFFO in any given quarter can be impacted by the timing of product launches, marketing campaigns, and discrete working capital items. Given this variability, we believe it is useful to evaluate CFFO trends over multiple quarters, or a full year.

Balance Sheet and Capital Structure
As of September 30, 2025 the consolidated Cash balance was $50.5 million as compared with $97.9 million at December 31, 2024. The decline in cash balances is primarily due to the dividends and planned tax distribution payments which occurred during the first half of the year, partially offset by Cash from Operating Activities of $21.7 million.
The aforementioned tax distributions totaled $50.0 million for the first nine months of 2025 and we do not expect further significant tax distribution payments in the fourth quarter of this year. As such, we expect the consolidated Cash balance to increase at the end of the fourth quarter as compared to cash balances at September 30, 2025.
Looking into next year, we expect these tax distributions to be meaningfully lower in FY 2026 as compared to FY 2025. Similar to the timing of tax distribution payments in FY 2025, we expect FY 2026 tax distributions to be higher in the first half of the year and lower in the second half.
For the nine months ended September 30, 2025, interest income earned totaled $2.4 million.

As previously announced, the Board of Directors authorized a stock repurchase program of our Class A common stock. Since April, the Company has repurchased 174,897 shares for $2.9 million. On October 29, 2025, the Company announced that it had received a proposal (the “Proposal”) from Monument & Cathedral Holdings, LLC (collectively with its affiliates, “M&C”) to acquire all of the outstanding equity interests of each of the Company and MarketWise, LLC that are not owned directly or indirectly by M&C. In connection with the Board of Directors’ review of the Proposal, the Company suspended repurchases under its share repurchase program effective October 30, 2025. The program remains authorized by the Board; however, repurchases are not currently being made. The Special Committee of the Board of Directors is reviewing the Proposal in consultation with its advisors. The Proposal may or may not lead to a transaction, and the Company does not intend to provide additional updates regarding the Proposal unless a definitive agreement has been reached or disclosure is otherwise required under applicable U.S. securities laws.
MarketWise Inc.’s Class A common stock trades on the Nasdaq Global Market under the symbol "MKTW." On April 2, 2025, the Company effected a 1-for-20 reverse stock split. As of September 30, 2025, the Company had 2,451,469 Class A common shares and 13,612,641 Class B common shares issued and outstanding, totaling 16,064,110 Class A and Class B common shares on a post-split basis. When determining the market capitalization of equity value of the Company, it is appropriate to include the total of the Class A and Class B common shares.
Net Income attributable to noncontrolling interests on the Income Statement is primarily associated with these B shares and is a result of our corporate structure.
As previously announced, on October 30, 2025, the Board of Directors declared a quarterly cash dividend to holders of Class A common stock of $0.20 per share. A comparable distribution of $0.20 per unit was also approved to holders of MarketWise, LLC units.
The Company also previously announced a special dividend to shareholders of Class A common stock of $0.20 per share. The regular dividend, distribution, and the special dividend will be paid on December 24, 2025. The Record Date is November 14, 2025.
Full Year 2025 Guidance and Preliminary FY 2026 Targets
Historically, the Company has not provided forward-looking information partially due to the inherent variability in our business. However, notwithstanding the variability in our business, we believe it is useful to provide investors with a line of sight into what we believe is the general direction of the business. These forward-looking Targets are based on trends and market conditions as they exist currently, and actual results may differ materially.
Selected FY 2025 Targets, as provided earlier this year, are as follows along with the current period update:
•We currently expect FY 2025 Billings to be approximately $260 million, which exceeds our original FY 2025 Billings target of $250 million.
•Cash from Operating Activities and Free Cash Flow were estimated to be approximately $30 million, or over a $50 million improvement compared to FY 2024. We currently expect to achieve our FY 2025 CFFO target.
•Dividends to Class A shareholders were estimated to be approximately $1.60 to $1.80 per share. This total included both the regular quarterly dividends (currently $0.20 per quarter) as well as special dividends related to excess tax distributions. Inclusive of the $0.40 regular and special dividend recently announced, we expect total dividends paid in FY 2025 to be $1.90 per share. With these announced dividends, total dividends for FY 2025 will be $1.90 per share. Upon December payment of these dividends, the FY 2025 dividend yield will be 13%, based on the October 29, 2025 stock price.
Our strategic planning for FY 2026 is well underway. Our strategic plans and initiatives are built around bringing high-quality investing ideas and tools to our customers at a dynamic and volatile time for markets. Our focus will continue to be on delivering high-quality products to our customers, in an efficient manner, which we believe will drive both top line growth and margin expansion next year. Further, we intend to continue our disciplined approach to capital allocation with a mix of dividends, and prudent investments in our business.

For FY 2026, our preliminary targets are as follows:
•Billings of approximately $290 million for FY 2026, which is growth of 10% from estimated FY 2025 Billings and a 40% increase from the annualized 2H 2024 Billings.
•CFFO of $45 million for FY 2026 which represents a 50% YoY increase as compared to the FY 2025 CFFO Target of $30 million
•Dividends to the publicly traded Class A shares of $1.60 per share
Again, these forward-looking preliminary Targets are based on trends and market conditions as they exist currently, and actual results may differ materially. In the case of dividends, amounts are subject to the ongoing approval by our Board of Directors.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 25 years of operating history, MarketWise serves a community of millions of free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings are defined as amounts invoiced to customers.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
In addition to our results determined in accordance with GAAP, we believe that the below non-GAAP financial measures are useful in evaluating operating performance. We use the below non-GAAP financial measures, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Management uses these non-GAAP measures internally to evaluate performance and make operating decisions, and we believe they provide a meaningful perspective to investors when used in conjunction with our GAAP results.
These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of other GAAP financial measures, such as cash flow from operations, operating cash flow margin, and net income. Some of the limitations of using these non-GAAP measures are that these metrics may be calculated differently by other companies in our industry.
Adjusted CFFO is defined as cash flow from operations (“CFFO”) plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash, and for internal planning and forecasting purposes.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. We define capital expenditures as purchases of property and equipment plus capitalized software development costs. Acquisitions are not included in capital expenditures.
We believe Free Cash Flow is a useful indicator that provides information to management and investors about the cash generated by the business that is available for discretionary purposes, such as dividends and strategic investments.
EBITDA is defined as net income before interest income (expense), income taxes, depreciation, and amortization. We believe EBITDA provides a useful supplemental measure of operating performance and is helpful to investors in evaluating our GAAP results.
Non-GAAP Measures
The following table provides a reconciliation of net cash provided by (used in) operating activities to Adjusted CFFO, and net cash provided by operating activities margin as a percentage of total net revenue to Adjusted CFFO Margin, net cash provided by (used in) operating activities to Free Cash Flow, and net income to EBITDA, in each case, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”):

(In thousands)	Third Quarter			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net cash provided by (used in) operating activities	$2,169	$(5,829)	(137.2)%	$21,744	$(28,135)	(177.3)%
Total net revenue	81,271	97,186	(16.4)%	244,728	311,223	(21.4)%
Net cash provided by (used in) operating activities margin	2.7%	(6.0)%		8.9%	(9.0)%

Adjusted CFFO	$2,169	$(5,829)	(137.2)%	$21,744	$(28,135)	(177.3)%
Billings	63,693	48,929	30.2%	192,341	183,728	4.7%
Adjusted CFFO margin	3.4%	(11.9%)		11.3%	(15.3%)

Net cash provided by (used in) operating activities	$2,169	$(5,829)	(137.2)%	$21,744	$(28,135)	(177.3)%
Capital expenditures	(477)	(40)	1092.5%	(1,038)	(788)	31.7%
Free Cash Flow	$1,692	$(5,869)	(128.8)%	$20,706	$(28,923)	(171.6)%

Net income	$17,915	$22,746	(21.2)%	50,066	66,698	(24.9)%
Interest income, net	(685)	(1,185)	(42.2)%	(2,395)	(4,184)	(42.8)%
Income tax expense	1,068	973	9.8%	2,719	2,487	9.3%
Depreciation and amortization	651	635	2.5%	1,682	1,997	(15.8)%
EBITDA	$18,949	$23,169	(18.2)%	$52,072	$66,998	(22.3)%
NM: Not meaningful

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “target,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; current macroeconomic events, including heightened inflation, rise in interest rates and the potential for an economic recession; failure to comply with laws and regulations or other regulatory action or investigations, including the Investment Advisers Act of 1940, as amended; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands, except per share data)	Third Quarter		Year to Date September 30,
	2025	2024	2025	2024
Net revenue	$80,835	$96,975	$243,158	$309,761
Related party revenue	436	211	1,570	1,462
Total net revenue	81,271	97,186	244,728	311,223
Operating expenses:
Cost of revenue (1)	10,599	12,902	33,484	39,649
Sales and marketing (1)	31,146	36,644	96,850	126,663
General and administrative (1)	18,781	22,480	55,853	70,796
Research and development (1)	2,141	2,614	6,628	6,934
Depreciation and amortization	651	635	1,682	1,997
Impairment of intangible assets	—	—	380	—
Related party expense	133	9	440	393
Total operating expenses	63,451	75,284	195,317	246,432
Income from operations	17,820	21,902	49,411	64,791
Other income, net	478	632	979	210
Interest income, net	685	1,185	2,395	4,184
Income before income taxes	18,983	23,719	52,785	69,185
Income tax expense	1,068	973	2,719	2,487
Net income	17,915	22,746	50,066	66,698
Net income attributable to noncontrolling interests	16,410	21,026	46,374	61,777
Net income attributable to MarketWise, Inc.	$1,505	$1,720	$3,692	$4,921

Earnings per share – basic	$0.60	$0.88	$1.61	$2.59

Earnings per share – diluted	$0.58	$0.87	$1.54	$2.51

Weighted average shares outstanding – basic	$2,489	$1,948	$2,300	$1,898

Weighted average shares outstanding – diluted	$2,598	$1,982	$2,401	$1,959
(1)    Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item

Table 2. Balance Sheet

(in thousands, except share and per share data)	September 30, 2025 (Unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$50,535	$97,876
Accounts receivable	4,147	1,876
Prepaid expenses	15,665	10,051
Related party receivables	475	547
Deferred contract acquisition costs	44,910	57,214
Other current assets	1,283	1,269
Total current assets	117,015	168,833
Property and equipment, net	276	592
Operating lease right-of-use assets	6,932	3,182
Intangible assets, net	3,965	4,673
Goodwill	30,043	30,043
Deferred contract acquisition costs, noncurrent	34,202	42,121
Deferred tax assets	9,223	10,071
Total assets	$201,656	$259,515
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$3,619	$4,011
Related party payables	692	338
Accrued expenses	24,972	23,272
Deferred revenue and other contract liabilities	188,680	217,973
Operating lease liabilities	779	1,629
Other current liabilities	10,450	12,985
Total current liabilities	229,192	260,208
Deferred revenue and other contract liabilities, noncurrent	186,246	209,013
Related party TRA liability, noncurrent (Note 9)	4,260	2,669
Other liabilities, noncurrent	2,549	2,811
Operating lease liabilities, noncurrent	5,360	2,738
Total liabilities	427,607	477,439
Commitments and Contingencies	—	—
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 47,500,000 shares authorized; 2,451,469 and 1,978,013 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Common stock - Class B, par value of $0.0001 per share, 15,000,000 shares authorized; 13,612,641 and 13,994,498 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1	1
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	101,052	106,691
Accumulated other comprehensive income	22	56
Accumulated deficit	(115,592)	(119,284)
Total stockholders’ deficit attributable to MarketWise, Inc.	(14,517)	(12,536)
Noncontrolling interest	(211,434)	(205,388)
Total stockholders’ deficit	(225,951)	(217,924)
Total liabilities and stockholders’ deficit	$201,656	$259,515

Table 3. Cash Flows

(Unaudited, in thousands)	Year to Date September 30,
	2025	2024
Cash flows from operating activities:
Net income	$50,066	$66,698
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,682	1,997
Impairment of property and equipment, net	380	—
Stock-based compensation	8,448	8,668
Change in fair value of contingent consideration	(1,253)	269
Deferred taxes	2,719	2,136
Unrealized gains on foreign currency	(24)	(128)
Other gains	(2,250)	—
Noncash lease expense	2,790	1,530
Changes in operating assets and liabilities:
Accounts receivable	(2,230)	2,304
Related party receivables and payables	1,679	3,588
Prepaid expenses	(5,614)	312
Other current assets and other assets	(14)	953
Deferred contract acquisition costs	19,444	50,397
Trade and other payables	(368)	2,176
Accrued expenses	1,700	(32,671)
Deferred revenue	(50,718)	(133,595)
Operating lease liabilities	(3,122)	(1,073)
Other current and long-term liabilities	(1,571)	(1,696)
Net cash provided by (used in) operating activities	21,744	(28,135)
Cash flows from investing activities:
Purchases of property and equipment	(178)	(52)
Capitalized software development costs	(860)	(736)
Net cash used in investing activities	(1,038)	(788)
Cash flows from financing activities:
Proceeds from issuance of common stock	283	213
Repurchases of stock	(2,901)	(10,803)
Restricted stock units withheld to pay taxes	(2,139)	(1,368)
Dividends paid to Class A shareholders	(3,802)	(1,113)
Tax distributions to noncontrolling interests	(50,005)	(10,424)
Other distributions to noncontrolling interests	(9,449)	(8,636)
Net cash used in financing activities	(68,013)	(32,131)
Effect of exchange rate changes on cash	(34)	(9)
Net decrease in cash, cash equivalents and restricted cash	(47,341)	(61,063)
Cash, cash equivalents and restricted cash — beginning of period	97,876	155,174
Cash, cash equivalents and restricted cash — end of period	$50,535	$94,111

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